EXHIBIT 99.1


                           Monmouth Community Bancorp
                             Rights Exercise Notice


IMPORTANT: To exercise your Rights to purchase shares of Common Stock of Monmouth Community Bancorp, this Rights Exercise Notice, completed and signed, together with full payment by check payable to the order of "Monmouth Community Bancorp - Rights Offering," must be sent to:

                           Monmouth Community Bancorp
                                 Rights Offering
                                627 Second Avenue
                          Long Branch, New Jersey 07740

     We have delivered herewith our Prospectus dated July ___, 2002 (the "Prospectus") pertaining to the granting by Monmouth Community Bancorp, a New Jersey corporation (the "Holding Company"), of 1,023,415 Rights to purchase shares of the Holding Company's Common Stock, par value $.01 per share ("Common Stock"). Each shareholder of record of the Holding Company as of ___________, 2002 has been granted a Right to purchase one new share of Common Stock for every share of Common Stock held by him, her or it on _____________, 2002, at a price of $______ per share. Subject to the terms and conditions set forth herein and in the Prospectus, the undersigned hereby irrevocably exercises all, or a portion of, his, her or its Rights as set forth on the signature page hereof.

     All exercises of Rights must be for the purchase of a minimum of 100 shares of Common Stock with the Holding Company, in its sole discretion, reserving the right to accept an exercise for a lesser number of shares. Shareholders may exercise their Rights until 5:00 p.m. on September 30, 2002, or such later date as may be established by the Holding Company in its sole discretion.

     The undersigned understands that this Rights Exercise Notice may not be revoked, transferred or assigned, nor will the undersigned be entitled to the return of the funds transmitted herewith.

     By executing this Rights Exercise Notice, the undersigned acknowledges and agrees to all of the terms and conditions of the offering as set forth in the Prospectus.

     All proceeds received by the Holding Company upon the exercise of Rights will be immediately available to the Holding Company. The Holding Company reserves the right to terminate the offering for any reason at any time.

     This Rights Exercise Notice shall be governed by and construed in accordance with the laws of the State of New Jersey, and constitutes the entire agreement between the undersigned and the Holding Company with respect to the subject matter hereof.


                                 SIGNATURE PAGE
                                 --------------



                                      Exercise Price                   Amount Enclosed
     Number of Rights Exercised          Per Right           (Number of Rights Exercised x $_____)
     --------------------------       --------------        -------------------------------------

     __________________________       $_____________        _____________________________________



Shareholders will be issued one share of Common Stock for each Right exercised. Rights are non-transferable and may only be exercised by the shareholder to whom the Rights were granted by the Holding Company.



                ------------------------------------------------
                             (Shareholder Signature)


                ------------------------------------------------
                        (PRINT/TYPE Name of Shareholder)



                               Dated:          , 2002
                                     ---------